Exhibit 99.1

DEER VALLEY CORPORATION DRAMATICALLY REDUCES DILUTIVE DERIVATIVE OBLIGATIONS THROUGH REPURCHASE OF OUTSTANDING WARRANTS

Tampa, Florida October 15, 2010

Deer Valley Corporation, (“Deer Valley” or the “Company”) (OTCBB: DVLY), announced today that it has repurchased 72.6% (or 82.3% of the fair value) of the Company’s outstanding warrants as of June 30, 2010. The warrants were offered to the Company by its majority owner in the interest of facilitating the Company’s stated efforts to increase shareholder value through the reduction of the number outstanding securities. The purchase announced herein results in the total elimination of three series of outstanding warrants and a significant reduction in the number of other warrants that remain outstanding. In accordance with current GAAP accounting rules regarding the valuation of our outstanding warrant liability, the warrants being acquired were valued at $245,746 on the Company’s balance sheet for the quarter ending, June 30, 2010. Any increase in the Company’s share price in future quarters would have tended to cause this liability to increase with an accompanying negative effect on the Company’s earnings statements. The purchase price for the block of warrants was $40,000.

Deer Valley’s CFO, Steve Lawler commented, “The clear objectives of this transaction were: (1) to increase shareholder value by reducing the complexity of the Company’s capital structure; (2) to reduce the volatility of stated earning resulting from the requirement to revaluing our derivative financial instruments each quarter; and (3) to permanently reduce the accrued liability associated with these derivatives. We’re very pleased to announce that our majority shareholder, understanding the benefits of this action to all our shareholders, has been willing to facilitate our elimination of these warrants.”

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Deer Valley’s results could differ materially from those contained in such statements. You can generally identify forward-looking statements through words and phrases such as “forecast”, “seeking”, “pursuing”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions. Such forward-looking statements speak only as of the date of this release, and Deer Valley undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

About Deer Valley

Deer Valley is a growth-oriented manufactured home builder with headquarters in Tampa, Florida and operations in Guin, Alabama. The Company is dedicated to offering high quality homes that are delivered with a sense of warmth, friendliness, and personal pride. The Company also owns one idle plant in Sulligent, Alabama.

The corporate offices of Deer Valley Corporation are located at 3111 W. Dr. MLK Blvd., Tampa, Florida 33607

Additional information can be found at: http://www.deervalleycorp.com.

Contact Information:

Deer Valley Corporation, Tampa, Florida

Charles G. Masters (813) 418-5250

cmasters@tampabay.rr.com